Bandwidth Announces Third Quarter 2022 Financial Results
Quarterly revenue and non-GAAP EPS exceeded high-end of guidance ranges
Raises full year 2022 outlook for revenue and non-GAAP EPS

November 1, 2022

Conference Call
Conference call to discuss Bandwidth's financial results for the third quarter ended September 30, 2022 on November 1, 2022, via the investor section of its website at https://investors.bandwidth.com where a replay will also be available shortly following the conference call.

Raleigh, NC - Bandwidth Inc. (NASDAQ: BAND), a leading global enterprise cloud communications company, today announced financial results for the third quarter ended September 30, 2022.
“We exceeded our guidance ranges for the third quarter and raised our full-year outlook on both the top and bottom lines,” said David Morken, Bandwidth’s Chief Executive Officer. “Looking ahead, our operating discipline, mission-critical services, and stability of our customer base give us deep conviction we will thrive during this uncertain macro environment. I am incredibly proud of the team for serving our customers so well during this period.”

Third Quarter 2022 Financial Highlights
The following table summarizes the consolidated financial highlights for the three months ended September 30, 2022 and 2021 (in millions, except per share amounts).(1)

Conference Call Details
November 1, 2022
5:00 pm ET
Domestic dial-in:
877-270-2148
International dial-in:
412-902-6510

Replay information
An audio replay of this conference call will be available through November 8, 2022, by dialing (877)-344-7529 or (412)- 317-0088 for international callers, and entering passcode 4996013.

Investor Contact
Sarah Walas
Bandwidth
919-504-6585
ir@bandwidth.com
	Three months ended September 30,
	2022	2021
Total Revenue	$148	$131
Gross Margin (1)	43%	44%
Non-GAAP Gross Margin (1)	57%	54%
Net Loss	$(1)	$(7)
Non-GAAP Net Income	$8	$6
Net loss per share, basic and diluted	$(0.03)	$(0.28)
Non-GAAP net income per Non-GAAP share	$0.27	$0.25

(1) Prior period has been conformed to the current period presentation. Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below.

	Three months ended September 30,
	2022	2021
Number of active customers (1)	3,380	3,220
Dollar-based net retention rate (1)	109%	125%
(1) As a result of the change in revenue segment reporting effective January 1, 2022, our key performance indicators of active customers and dollar-based net retention rates disclosed in previous SEC filings, press releases and presentations prior to reporting periods ended March 31, 2022, will not be directly comparable to our key performance indicators reported going forward. To facilitate comparison between the periods presented in the table above, number of active customers and dollar-based net retention rate have been conformed to the current period methodology. Additional information regarding our active customers and dollar-based net retention rate and how each are calculated are included below.

“Customer demand across our full range of software solutions over-achieved our expectations while our operating leverage delivered record non-GAAP gross margin,” said Daryl Raiford, Bandwidth's Chief Financial Officer. “Accordingly, we are raising our full year 2022 outlook for both revenue and non-GAAP EPS. We are well positioned to execute on our strategy of delivering business-critical services to Global 2000 enterprises with profitable growth.”

Third Quarter Customer and Operational Highlights
•We launched two key product innovations: Send-To is a new messaging app for Microsoft Teams, the latest co-creation in our decade-long partnership with Microsoft. Call AssureTM is the only comprehensive disaster recovery solution for toll-free calls, and the first hands-off solution of its kind in our space.

•America’s leading security, fire and alarm monitoring provider switched to Bandwidth to safeguard mission-critical services with our 5-fold level of toll-free call redundancy with automatic failure re-routing.

•A rapidly growing cloud platform provider specializing in healthcare and hospitality chose Bandwidth for mission-critical services worldwide, consolidating 20 different carrier relationships into one. This also future-proofed their growth strategy to expand in the APAC and EMEA regions.

•Five9 expanded its relationship with Bandwidth to manage hundreds of thousands of telephone numbers and associated features on our platform. Our solution accelerated their migration 10-fold compared to alternatives, so Five9 can utilize Bandwidth’s next-gen capabilities much sooner.

Financial Outlook
Bandwidth’s outlook assumes a continuation of current business conditions and current foreign currency exchange rates. Bandwidth is providing guidance for its fourth quarter and full year 2022 as follows:

	Q4 2022 Guidance	Full Year 2022 Guidance
Total Revenue (millions)	$146 - $148	$562 - $564
Non-GAAP earnings per share (1)	$0.03 - $0.05	$0.35 - $0.37
(1) Assumes weighted average diluted share count of approximately 29.4 million in 4Q 2022 and full year 2022.

Bandwidth has not reconciled its fourth quarter and full year guidance related to non-GAAP net earnings or loss to GAAP net earnings or loss and non-GAAP earnings or loss per share to GAAP earnings or loss, because stock-based compensation cannot be reasonably calculated or predicted at this time. Accordingly, a reconciliation is not available without unreasonable effort.

Executive Leadership Updates
Bandwidth also announced two executive leadership updates:

•Marina Carreker informed us of her intention to resign from her position as President. At our request, Ms. Carreker agreed to continue in her position until December 31, 2022.

•Devesh Agarwal has joined Bandwidth as Chief Software Strategy Officer, overseeing all our software development operations. Mr. Agarwal is an experienced leader with over 30 years of communications experience and 25 patents invented. He previously served as Chief Product Officer of Sandvine and in executive and engineering leadership roles at Oracle, Tekelec and Nokia.

“Marina’s passion for our customers and her mind for the business have been essential in helping us advance our vision,” said David Morken. “She has been critical in orchestrating and unlocking new revenue among Fortune 500 customers and in enabling the recent growth of our messaging portfolio. The entire Bandwidth team joins me in wishing her the very best. Fair winds and following seas to the Carreker family. We also welcome Devesh as a key addition to our team. With his immense global experience in SaaS and a proven track record of making a long-lasting impact on growing companies, he will be a strong leader and catalyst for our software mission.”

Marina Carreker added, “My experience at Bandwidth has been incredible and I am grateful to have served alongside David Morken and the rest of the team through nearly seven years of extraordinary growth. I leave with immense pride in the work we have done together and the way we’ve done it. I know there are great things to come for Bandwidth and look forward to cheering on the team’s continued success.”

Repurchase of Convertible Notes

Bandwidth announced that it has entered into separate, privately negotiated repurchase agreements with a limited number of holders of its 0.250% Convertible Senior Notes due 2026 (the “Notes”) to repurchase (the “Repurchases”) $160 million aggregate principal amount of the Notes at approximately a 29 percent discount to par value. The repurchase price payable by Bandwidth will be paid in cash and will be based in part on the daily volume-weighted average price per share of Bandwidth’s Class A common stock over a 15 consecutive trading day measurement period beginning on, and including, November 2, 2022.

Bandwidth has previously entered into capped call transactions with certain financial institutions in connection with the Notes. All of these transactions are expected to remain in effect notwithstanding the Repurchases.

The Repurchases are expected to close on November 28, 2022, subject to the satisfaction of customary closing conditions. Following such closings, approximately $240 million principal amount of the Notes will remain outstanding.

Upcoming Investor Conference Schedule
•Barclays Global Technology, Media and Telecommunications Conference in San Francisco, CA. Fireside chat on Wednesday, December 7th at 2:00PM Eastern Time.
Live webcasts and replays of the presentation will be available on the Investor Relations section of the Bandwidth’s website at https://investors.bandwidth.com.
No Offer or Solicitation

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities described above, nor will there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Bandwidth Inc.
Bandwidth (NASDAQ: BAND) is a global communications software company that helps enterprises connect people around the world with cloud-ready voice, messaging and emergency services. Backed by a network reaching 60+ countries covering 90 percent of global GDP, companies like Cisco, Google, Microsoft, RingCentral, Uber and Zoom use Bandwidth's APIs to easily embed communications into software and applications. Bandwidth has more than 20 years in the technology space and was the first Communications Platform-as-a-Service (CPaaS) provider offering a robust selection of APIs built on our own global network. Our award-winning support teams help businesses around the world solve complex communications challenges every day. More information is available at www.bandwidth.com.

Forward-Looking Statements
This press release includes forward-looking statements. All statements contained in this press release other than statements of historical facts, including, without limitation, future financial and business performance for the quarter ending December 31, 2022 and year ending December 31, 2022, the success of our product offerings and our platform, the value proposition of our products, and our assessment of the impact of the distributed denial of service (“DDoS”) attacks discussed herein and in previous press releases are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “guide,” “may,” “will” and similar expressions and their negatives are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation, risks related to our rapid growth and ability to sustain our revenue growth rate, competition in the markets in which we operate, market growth, our ability to innovate and manage our growth, our ability to expand effectively into new markets, macroeconomic conditions both in the U.S. and globally, legal, reputational and financial risks which may result from the DDoS attacks or other cybersecurity incidents, risks that the anticipated benefits of the acquisition of Voxbone may not be fully realized or may take longer to realize than expected, our ability to operate in compliance with applicable laws, as well as other risks and uncertainties set forth in the “Risk Factors” section of our latest Form 10-K filed with the Securities and Exchange Commission and any subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur. We are under no obligation to update any of these forward-looking statements after the date of this press release to conform these statements to actual results or revised expectations, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, we provide investors with certain non-GAAP financial measures and other business metrics, which we believe are helpful to our investors. We use these Non-GAAP financial measures and other business metrics for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. We believe that these Non-GAAP financial measures and other business metrics provide useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to metrics used by our management in its financial and operational decision-making.
The presentation of Non-GAAP financial information and other business metrics is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. While our Non-GAAP financial measures and other business metrics are an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included above, and not to rely on any single financial measure to evaluate our business.
We define Non-GAAP gross profit as gross profit after adding back depreciation, amortization of acquired intangible assets related to acquisitions and stock-based compensation. We add back depreciation, amortization of acquired intangible assets related to acquisitions and stock-based compensation because they are non-cash items. We eliminate the impact of these non-cash items, because we do not consider them indicative of our core operating performance. Their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross margin, as adjusted to remove the impact of these non-cash expenses, such as depreciation, amortization of acquired intangible assets related to acquisitions and stock-based compensation, is helpful to investors in assessing our gross profit and gross margin performance in a way that is similar to how management assesses our performance. We calculate Non-GAAP gross margin by dividing Non-GAAP gross profit by revenue less pass-through messaging surcharges, expressed as a percentage of revenue.
We define Non-GAAP net (loss) income as net (loss) income adjusted for certain items affecting period to period comparability. Non-GAAP net (loss) income excludes stock-based compensation, amortization of acquired intangible asset related to acquisitions, amortization of debt discount and issuance costs for convertible debt, acquisition related expenses, impairment charges of intangibles assets, loss (gain) on sale of business, loss (gain) on disposal of property and equipment, net cost associated with early lease terminations and leases without economic benefit, estimated tax impact of above adjustments, net of valuation allowances.
We define adjusted EBITDA as net (loss) income adjusted to reflect the addition or elimination of certain statement of operations items including, but not limited to: income tax (benefit) provision, interest (income) expense, net, depreciation and amortization expense, acquisition related expenses, stock-based compensation expense, impairment of intangible assets, loss (gain) on sale of business, loss (gain) from disposal of property and equipment and net cost associated with early lease terminations and leases without economic benefit. We have presented Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, generate future operating plans, and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.
We define free cash flow as net cash provided by or used in operating activities less net cash used in the acquisition of property and equipment and capitalized development costs for software for internal use. We believe free cash flow is a useful indicator of liquidity and provides information to management and investors about the amount of cash generated from our core operations that can be used for investing in our business. Free cash flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, it does not take into consideration investment in long-term securities, nor does it represent the residual cash flows available for discretionary expenditures. Therefore, it is important to evaluate free cash flow along with our consolidated statements of cash flows.
We believe that these Non-GAAP financial measures provide useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to metrics used by our management in its financial and operational decision-making.
While a reconciliation of Non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis as a result of the uncertainty regarding, and the potential variability of, many of these costs and expenses that we may incur in the future, we have provided a reconciliation of Non-GAAP financial measures and other business metrics to the nearest comparable GAAP measures in the accompanying financial statement tables included in this press release.
We define an active customer account at the end of any period as an individual account, as identified by a unique account identifier, for which we have recognized at least $100 of revenue in the last month of the period. We believe usage of our platform by an active customer at or above the $100 per month threshold is a stronger indicator of potential future engagement than trial usage at levels below $100 per month. A single organization may constitute multiple unique active customer accounts if it has multiple unique account identifiers, each of which is treated as a separate active customer account. Customers who pay after using our platform and customers that have credit balances are included in the number of active customer accounts.
To calculate the dollar-based net retention rate, we first identify the cohort of customers that generate revenue and that were customers in the same quarter of the prior year. The dollar-based net retention rate is obtained by dividing the revenue generated from that cohort in a quarter, by the revenue generated from that same cohort in the corresponding quarter in the prior year. The dollar-based net retention rate reported in a quarter is then obtained by averaging the result from that quarter, by the corresponding results from each of the prior three quarters. Customers of acquired businesses are included in the subsequent year’s calendar quarter of acquisition. Our dollar-based net retention rate increases when such customers increase usage of a product, extend usage of a product to new applications or adopt a new product. Our dollar-based net retention rate decreases when such customers cease or reduce usage of a product or when we lower prices on our solutions. For comparative purposes, the dollar-based net retention rate presented herein has been updated to reflect the change in our reporting segments.

Cost Alignment
During the quarter ended March 31, 2022, Bandwidth changed its presentation of certain costs to align with the definitions of cost of revenue, research and development, sales and marketing, and general and administrative expenses used by many of our peers. As part of the benchmarked definitions, Bandwidth has included allocations of facilities and shared IT costs based on employee headcount within the cost of revenue, research and development, sales and marketing, and general and administrative expense categories.
Additionally, expense related to our product management function is now included in research and development rather than general and administrative as previously reported and the customer billing and collections function and amortization of acquired customer relationship intangible assets is now included in sales and marketing rather than general and administrative as previously reported. Management believes use of the benchmarked definitions will enhance the comparability of our performance to that of our peers. Financial data from prior periods have been conformed to the current definitions of cost of revenue, research and development, sales and marketing, and general and administrative expenses. There was no impact to revenue or net income for any periods presented. The condensed consolidated balance sheets, condensed consolidated statements of changes in stockholders’ equity, and condensed consolidated statements of cash flows are not affected by these changes.

BANDWIDTH INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue	$148,325	$130,638	$416,178	$364,775
Cost of revenue	84,861	73,573	241,896	203,071
Gross profit	63,464	57,065	174,282	161,704
Operating expenses:
Research and development	25,044	16,857	71,735	50,036
Sales and marketing	23,184	21,143	69,663	60,458
General and administrative	16,623	18,127	50,191	49,375
Total operating expenses	64,851	56,127	191,589	159,869
Operating (loss) income	(1,387)	938	(17,307)	1,835
Other (expense) income, net	(338)	(7,567)	2,282	(20,768)
Loss before income taxes	(1,725)	(6,629)	(15,025)	(18,933)
Income tax benefit (provision)	923	(315)	1,161	(255)
Net loss	$(802)	$(6,944)	$(13,864)	$(19,188)

Net loss per share, basic and diluted	$(0.03)	$(0.28)	$(0.55)	$(0.77)
Weighted average number of common shares outstanding, basic and diluted	25,304,057	25,114,762	25,268,216	25,075,941

The Company recognized total stock-based compensation expense as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Cost of revenue	$93	$80	$283	$275
Research and development	1,767	877	5,298	2,892
Sales and marketing	593	603	2,219	1,847
General and administrative	2,439	2,265	7,259	6,578
Total	$4,892	$3,825	$15,059	$11,592

BANDWIDTH INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of September 30,	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$166,384	$331,453
Restricted cash	918	836
Marketable securities	145,171	—
Accounts receivable, net of allowance for doubtful accounts	76,597	61,572
Deferred costs	3,772	3,204
Prepaid expenses and other current assets	24,273	15,820
Total current assets	417,115	412,885
Property and equipment, net	73,205	69,604
Operating right-of-use asset, net	11,251	14,061
Intangible assets, net	170,498	211,217
Deferred costs, non-current	5,145	4,676
Other long-term assets	32,293	8,673
Goodwill	298,892	344,423
Total assets	$1,008,399	$1,065,539
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,034	$9,142
Accrued expenses and other current liabilities	75,053	65,921
Current portion of deferred revenue	6,233	6,248
Advanced billings	7,672	6,380
Operating lease liability, current	7,166	5,807
Total current liabilities	117,158	93,498
Other liabilities	9,601	6,018
Operating lease liability, net of current portion	6,426	10,958
Deferred revenue, net of current portion	8,155	7,634
Deferred tax liability	35,215	48,396
Convertible senior notes	637,248	486,440
Total liabilities	813,803	652,944
Stockholders’ equity:
Class A and Class B common stock	25	25
Additional paid-in capital	359,465	502,477
Accumulated deficit	(81,981)	(76,867)
Accumulated other comprehensive loss	(82,913)	(13,040)
Total stockholders’ equity	194,596	412,595
Total liabilities and stockholders’ equity	$1,008,399	$1,065,539

BANDWIDTH INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(13,864)	$(19,188)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	26,866	27,478
Non-cash reduction to the right-of-use asset	5,308	4,251
Amortization of debt discount and issuance costs	2,343	19,475
Stock-based compensation	15,059	11,592
Deferred taxes and other	(5,496)	686
Changes in operating assets and liabilities:
Accounts receivable, net of allowances	(18,311)	(20,610)
Prepaid expenses and other assets	(13,389)	(4,173)
Accounts payable	14,305	7,122
Accrued expenses and other liabilities	17,142	1,590
Operating right-of-use liability	(5,623)	(4,535)
Net cash provided by operating activities	24,340	23,688
Cash flows from investing activities
Purchase of property and equipment	(18,669)	(9,552)
Deposits for construction in progress	(14,545)	(3,000)
Capitalized software development costs	(2,121)	(3,212)
Purchase of land	—	(30,017)
Proceeds from sale of land	—	17,462
Purchase of marketable securities	(178,153)	—
Proceeds from sales and maturities of marketable securities	33,102	—
Proceeds from sales and maturities of other investments	—	40,000
Net cash (used in) provided by investing activities	(180,386)	11,681
Cash flows from financing activities
Payments on finance leases	(162)	(161)
Proceeds from issuance of convertible senior notes	—	250,000
Purchase of Capped Call	—	(25,500)
Payment of debt issuance costs	(553)	(7,544)
Proceeds from exercises of stock options	162	886
Value of equity awards withheld for tax liabilities	(2,047)	(3,720)
Net cash (used in) provided by financing activities	(2,600)	213,961
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6,341)	291
Net (decrease) increase in cash, cash equivalents, and restricted cash	(164,987)	249,621
Cash, cash equivalents, and restricted cash, beginning of period	332,289	81,437
Cash, cash equivalents, and restricted cash, end of period	$167,302	$331,058

BANDWIDTH INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(Unaudited)
Non-GAAP Gross Profit and Non-GAAP Gross Margin

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Gross Profit	$63,464	$57,065	$174,282	$161,704
Gross Profit Margin %	43%	44%	42%	44%
Depreciation	3,403	3,138	10,141	9,345
Amortization of acquired intangible assets	1,831	2,128	5,797	6,479
Stock-based compensation	93	80	283	275
Non-GAAP Gross Profit	$68,791	$62,411	$190,503	$177,803
Non-GAAP Gross Margin % (1)	57%	54%	54%	52%
________________________
(1) Calculated by dividing Non-GAAP gross profit by revenue less pass-through messaging surcharges of $26.9 million and $14.3 million for the three months ended September 30, 2022 and 2021, respectively, and $65.3 million and $24.5 million for the nine months ended September 30, 2022 and 2021, respectively.

BANDWIDTH INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(Unaudited)

Non-GAAP Net Income

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net loss	$(802)	$(6,944)	$(13,864)	$(19,188)
Stock-based compensation	4,892	3,825	15,059	11,592
Amortization of acquired intangibles	4,118	4,764	13,018	14,495
Amortization of debt discount and issuance costs for convertible debt	763	7,168	2,284	19,393
Loss on disposal of property and equipment	101	21	290	357
Gain on sale of business	—	—	(3,777)	—
Estimated tax effects of adjustments (1)	(1,074)	(2,348)	(3,360)	(3,287)
Non-GAAP net income	$7,998	$6,486	$9,650	$23,362
Cash interest expense on Convertible Notes (2)	563	—	1,688	—
Numerator used to compute Non-GAAP diluted net income per share	$8,561	$6,486	$11,338	$23,362

Net loss per share, basic and diluted	$(0.03)	$(0.28)	$(0.55)	$(0.77)

Non-GAAP net income per Non-GAAP share
Basic	$0.32	$0.26	$0.38	$0.93
Diluted	$0.27	$0.25	$0.36	$0.87

Weighted average number of shares outstanding
Basic and diluted shares	25,304,057	25,114,762	25,268,216	25,075,941

Non-GAAP basic shares	25,304,057	25,114,762	25,268,216	25,075,941
Convertible debt conversion	5,788,805	929,971	5,788,805	1,316,199
Stock options issued and outstanding	64,905	171,623	107,215	186,665
Nonvested RSUs outstanding	—	159,888	—	214,562
Non-GAAP diluted shares	31,157,767	26,376,244	31,164,236	26,793,367
________________________
(1) The estimated tax-effect of adjustments is determined by recalculating the tax provision on a Non-GAAP basis. The Non-GAAP effective income tax rate was 18.6% and 13.2% for the nine months ended September 30, 2022 and 2021, respectively. These rates differ from the federal statutory tax rate of 21% in the U.S. primarily due to the valuation allowance recognized against federal and state deferred tax assets in the U.S. We analyze the Non-GAAP valuation allowance position on a quarterly basis. As of September 30, 2022 we continue to maintain a valuation allowance against all U.S. deferred tax assets for Non-GAAP purposes.
(2) Upon the adoption of ASU 2020-06, net income is increased for cash interest expense as part of the calculation for diluted Non-GAAP earnings per share. See Note 2, “Summary of Significant Accounting Policies” to the condensed consolidated financial statements, for additional details on the adoption of ASU 2020-06.

BANDWIDTH INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(Unaudited)
Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net loss	$(802)	$(6,944)	$(13,864)	$(19,188)
Income tax (benefit) provision	(923)	315	(1,161)	255
Interest expense, net	737	7,715	2,861	20,824
Depreciation	4,661	4,469	13,848	12,983
Amortization	4,118	4,764	13,018	14,495
Stock-based compensation	4,892	3,825	15,059	11,592
Loss on disposal of property and equipment	101	21	290	357
Gain on sale of business	—	—	(3,777)	—
Adjusted EBITDA	$12,784	$14,165	$26,274	$41,318

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$24,016	$14,843	$24,340	$23,688
Net cash used in investing in capital assets (1) (2)	(10,524)	(2,657)	(20,790)	(28,319)
Free cash flow	$13,492	$12,186	$3,550	$(4,631)
________________________
(1) Represents the acquisition cost of property, equipment and capitalized development costs for software for internal use.
(2) Includes the net cash used from the purchase of land of $(30.0) million offset by the proceeds from sale of land of $17.5 million from investing activities of the statement of cash flows for the nine months ended September 30, 2021.